UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 7, 2005


                        UNITED FUEL & ENERGY CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)

       Nevada                      000-32473                 91-2037688
       ------                      ---------                 ----------
 (State or other jurisdiction     (Commission               (IRS Employer
       of incorporation)          File Number)            Identification No.)

  405 N. Marienfeld, Midland, Texas                              79701
  ---------------------------------------                        -----
 (Address of Principal Executive Offices)                      (Zip Code)

                                 (432) 571-8000
                                 --------------
               Registrant's telephone number, including area code

                          Brands Shopping Network, Inc.
                               13431 Beach Avenue
                        Marina del Rey, California 902920
                        ---------------------------------
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 ACQUISITION OR DISPOSITION OF ASSETS

      On February 7, 2005, the registrant acquired United Fuel & Energy Corporation, a Texas corporation ("United Fuel"), through the merger of Brands United Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of the registrant (the "Merger Sub"), with and into United Fuel (the "Merger"), with United Fuel being the survivor of the Merger as a wholly-owned subsidiary of the registrant. The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of August 6, 2004 and amended as of February 7, 2005 (the "Merger Agreement"), among the registrant, United Fuel and the Merger Sub. United Fuel and its subsidiaries are engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in the rural markets of West, South & East Texas and Eastern New Mexico. A description of the business and assets of United Fuel is included under Item 8.01 below.

      Pursuant to the Merger, each outstanding share of common stock and preferred stock of United Fuel was cancelled and converted into the right to receive merger consideration of one share of common stock of the registrant, resulting in the former stockholders of United Fuel owning 9,900,000 shares of common stock of the registrant. Each outstanding option to purchase a share of common stock of United Fuel was converted into an identical option to purchase a share of common stock of the registrant. Each outstanding share of the Merger Sub was converted into shares of United Fuel, making United Fuel a wholly-owned subsidiary of the registrant. The exchange rate was determined by arms'-length negotiations between the management and principal stockholders of the registrant and United Fuel. Prior to the Merger, no director, officer or affiliate of the registrant or any of their associates had any material relationship with any director, officer or affiliate of United Fuel or any of their associates.

      Of the 9,900,000 shares of the registrant's common stock issued to the original United Fuel stockholders pursuant to the Merger, 7,785,000 were issued to Thomas Kelly, the Chairman of United Fuel, and 865,000 were issued to Scott Heller, Chief Executive Officer and a director of United Fuel. The remaining 1,250,000 shares of the registrant's common stock issued pursuant to the Merger were issued to eight holders of United Fuel preferred stock, none of whom received more than 500,000 shares of the registrant's common stock. As of January 31, 2005, there were 383,532 outstanding options to purchase United Fuel common stock.

      On January 31, 2005, in preparation for the Merger, the registrant changed its name from "Brands Shopping Network, Inc." to "United Fuel & Energy Corporation" and effected a 1-for-40 reverse stock split (the "Reverse Stock Split"). As a result of the Reverse Stock Split, the number of outstanding shares of common stock of the registrant was reduced from 9,178,294 shares to 229,457 shares plus the number of shares issuable in lieu of fractional shares resulting from the Reverse Stock Split.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

      See the discussion under the caption "Liquidity and Capital
Resources--Capital Sources" under Item 8.01 below for a discussion of the credit facilities of United Fuel.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

      The shares of registrant's common stock issued in the Merger were issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), because the transaction did not involve any public offering.

      On February 8, 2005, the registrant issued an aggregate of 1,125,000 shares of its common stock to the holder of a convertible note of the registrant (the "Note") upon the conversion of the Note. The issuance of the shares upon the conversion of the Note was not registered on the basis of an exemption under
Section 4(2) of the Securities Act because the transaction did not involve a public offering.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITIES HOLDERS

      See the discussion of the Reverse Stock Split under Item 2.01. The terms of the credit facilities of United Fuel restrict dividends and will, in turn, limit the ability of the registrant to pay dividends.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

      In connection with the Merger, Thomas Kelly received 7,785,000 shares of the registrant's common stock as merger consideration for his shares of United Fuel. Because the shares received by Mr. Kelly represent approximately 69% of the outstanding common stock of the registrant, Mr. Kelly has acquired control of the registrant. Mr. Kelly also exerts control over the issuer in his capacity as the Chairman of the Board of Directors of the registrant. Mr. Kelly acquired control of the registrant from the stockholders of the registrant immediately prior to the Merger and from Ian Valentine, the sole director and officer of the registrant immediately prior to the Merger.

      Mr. Kelly and Scott Heller, who in the aggregate own 8,650,000 shares (76.9%) of the registrant's common stock, have pledged all of such shares to the lender under United Fuel's revolving line of credit described under the caption "Liquidity and Capital Resources--Capital Sources" under Item 8.01 below. In the event that United Fuel defaults under its revolving line of credit, such lender may proceed against the pledged shares which may result in a change in control of the registrant.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

      New Directors and Officers

      In connection with the Merger, Thomas Kelly and Scott Heller, the directors of United Fuel, were elected as directors of the registrant to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Following their election, Ian Valentine, the sole director and sole officer of the registrant prior to the Merger, resigned from all of his positions with the registrant. Following the Merger, the reconstituted Board of Directors of the registrant appointed the following officers:

         Name                    Position
         ----                    --------
  Thomas E. Kelly         Chairman of the Board
  Scott Heller            President and Chief Executive Officer
  Sidney E. Keith         Vice President and Chief Operating Officer
  Bobby W. Page           Vice President, Chief Financial Officer and Secretary
  James A. Rowe           Vice President, Treasurer and Assistant Secretary

      A summary of certain information concerning the new directors and officers is set forth below:

      Thomas E. Kelly, 49, is the Chairman and a director of the registrant and United Fuel. With a background in the oil and gas industry and finance, Mr. Kelly is responsible for the strategic vision of United Fuel, and assists on the evaluation of acquisitions and other business development initiatives. Mr. Kelly graduated from Baylor University in 1977 with a B.A. degree, and has been involved in the oil and gas industry for over 20 years as an investor, principal and company officer. He is one of two founders of United Fuel and was the CEO of United Fuel from 1998 through May, 2004. Since that date, Mr. Kelly has primarily devoted his business time other than that devoted to United Fuel to the organization and development of other start-up companies in the oil and gas industry. Mr. Kelly is also a director of Navidec Inc. and Allis-Chalmers Energy Inc.

      Scott Heller, 50, is the President, Chief Executive Officer and a director of the registrant and United Fuel. Mr. Heller joined United Fuel in May 2001. In 2002 he was made responsible for the integration of the combined companies of EWC, Frank's Fuels and 3D. He also was given responsibility for the day-to-day operations and the reorganization of United Fuel. Before joining United Fuel, Mr. Heller was the senior vice president of sales and marketing for Olympian from 1996 until May 2001 and managed production of card-lock and fuel sales for Olympian. Olympian was based in San Francisco, California and owned and operated a commercial fueling network with over 1,500 card-lock participants coast to coast. Mr. Heller holds a Bachelor of Science degree in Business Administration from the University of New Mexico.

      Sidney E. Keith, 41, is the Vice President and Chief Operating Officer of the registrant and United Fuel. Mr. Keith oversees operations in five regions. Mr. Keith has been employed by United Fuel or its predecessors in a variety of functions from 1987 through 1992 and from 1994 through the present. Most recently he has served as Vice-President General Manager of Eddins-Walcher Company from May 2001 until was promoted to the position of Vice President and Chief Operating Officer of United Fuel in 2004. He holds a BBA in Finance from the University of Texas Permian Basin.

      Bobby W. Page, 62, is a Vice President and the Chief Financial Officer and Secretary of the registrant and United Fuel. Mr. Page was employed with MGF Oil Corporation from 1967 until 1988, ultimately serving as Executive Vice President, Chief Financial Officer and a member of the Board of Directors. Mr. Page was a self-employed financial consultant from 1988 to 1990, when he joined Alta Energy Corporation as Executive Vice President and Chief Financial Officer. From July 1993 until 1996, Mr. Page served as Vice President and Chief Financial Officer of Metretek Technologies, Inc. Mr. Page served as Vice President and Chief Financial Officer of Costilla Energy, Inc. from 1996 until 2000, and served as liquidating trustee of Costilla from 2000 until 2002. Mr. Page was Vice President and Chief Financial Officer of Total Electrical Service and Supply Co, Inc. from 2002 until 2004, when he joined the Company. Mr. Page graduated from the University of Oklahoma with a B.B.A. degree in accounting.

      James A. Rowe, 51, is a Vice President and Treasurer of United Fuel. Mr. Rowe was employed with Peat, Marwick, Mitchell & Co. from 1975 until 1979, ultimately serving as an audit manager. From 1979 until 1981, he was employed as an audit manager for Arthur Young & Co. Mr. Rowe was controller of R&H Well Service from 1981 through 1998. He was an independent consultant from 1998 through part of 1999 when he joined United Fuel. Mr. Rowe graduated from Texas Tech University in 1975 with a B.B.A. degree in accounting and is a certified public accountant in the State of Texas.

      Employment Agreements

      United Fuel and Scott Heller are parties to an Executive Employment Agreement dated as of July 26, 2004. Pursuant to this Agreement Mr. Heller is appointed as President and Chief Executive Officer of United Fuel for an initial three-year term, at the end of which the agreement renews for successive one-year periods unless either party gives notice of termination. Mr. Heller's initial base salary is $200,000 per year, subject to increases in the discretion of the Board of Directors, and he is eligible for a cash bonus equal to 40% of his base salary if he achieves specified performance objectives. When a stock option plan is approved by the registrant following the Merger, Mr. Heller will be eligible to receive stock options equal to 10% of the number of shares initially available under the plan. Mr. Heller receives other benefits commensurate with his position. If Mr. Heller's employment is terminated without cause, he is entitled to his base salary for the remainder of the contract term and life and health insurance for one year. In addition, all of his unvested options will automatically vest in such case but must be exercised within three months thereafter. Following the termination of his employment for any reason, Mr. Heller is subject to a two-year non-competition covenant. If Mr. Heller's employment is terminated by United Fuel or if Mr. Heller terminates his employment for good reason, in each case after the occurrence of a change in control as defined in the agreement, he is entitled to one year's base salary, payable in a lump sum, and all benefits for one year. Under such circumstances he is also entitled to be reimbursed for any excise taxes due on such compensation. In July 2004 United Fuel entered into a Restricted Stock Agreement with Mr. Heller under which he was issued 865,000 shares of restricted stock of United Fuel, representing 10% of the outstanding common stock of United Fuel at that time. Of these shares, 75% have vested and the remaining 25% will vest in July 2005.

      United Fuel and Bobby Page are parties to an Employment Agreement dated as of May 1, 2004. Pursuant to this Agreement Mr. Page is appointed as Vice President, Chief Financial Officer and Secretary of United Fuel for an initial three-year term, at the end of which the agreement renews for successive one-year periods unless either party gives notice of termination. Mr. Page's initial base salary is $150,000 per year, increasing to $175,000 per year on May 1, 2005. Thereafter his base salary is subject to adjustment in the discretion of United Fuel. He is entitled to a bonus of $25,000 on April 29, 2005, and any bonuses thereafter are in the discretion of United Fuel. Because the Merger has been completed, Mr. Page is entitled to options to purchase 300,000 shares of the registrant's common stock with an exercise price equal to fair market value. Mr. Page receives other benefits commensurate with his position. If Mr. Page's employment is terminated without cause, he is entitled to receive his base salary for the greater of the remainder of the contract term or one year. Following the termination of his employment for any reason, Mr. Page is subject to a one-year non-competition covenant. If Mr. Page's employment is terminated by United Fuel as the result of a change in control as defined in the agreement, he is entitled to receive his base salary for the greater of the remainder of the contract term or one year, in each case payable in a lump sum, and all of his options will automatically vest and become exercisable.

      Certain Related Transactions

      In July 2004, United Fuel acquired 865,000 shares of its common stock from Thomas Kelly, who was then its sole stockholder, at a cost of $205,869. These shares were granted to Scott Heller in the form of a restricted stock grant as described above.

      From time to time United Fuel rents planes from Shamrock Equipment, a company owned by Thomas Kelly, and Collins-Kelly Aviation, another company in which Thomas Kelly is a 50% owner, officer and director. During 2004, United Fuel paid rental fees in an aggregate of $115,000 and $92,000 to Shamrock Equipment and Collins-Kelly Aviation, respectively. United Fuel currently has a $55,000 pre-paid credit with Shamrock Equipment resulting from United Fuel paying certain repair and maintenance expenses during 2004.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL
YEAR

      On February 8, 2005, the new Board of Directors amended the By-laws of the registrant to reflect the new name of the registrant, create the offices of Chairman of the Board and Chief Executive Officer, remove a reference to the Treasurer of the registrant being the chief financial officer of the registrant and specify the officers eligible to take action with respect to securities owned by the registrant.

ITEM 8.01 OTHER EVENTS

      Following the Merger and the other transactions contemplated by the Merger Agreement, the business and operations of United Fuel represent substantially all of the business and operations of the registrant. For purposes of this Item 8.01, the terms "we", "us" and similar pronouns refer to the registrant, United Fuel and its subsidiaries collectively except where the context indicates that the reference is to the registrant or United Fuel individually. All financial information is for United Fuel and its subsidiaries only and does not take into account the registrant's assets, liabilities or operations prior to the Merger.

      Description of Business

      United Fuel, located in Midland, Texas, was formed in 1998 for the purpose of combining a number of companies distributing gasoline, diesel, propane and lubricant products primarily in the rural markets of West, South & East Texas and Eastern New Mexico. United Fuel represents the consolidation of three companies:

      o Frank's Fuels, Inc. ("Frank's Fuels"), a company engaged in the sale and distribution of fuel, lubricants and propane which was acquired by United Fuel in March of 1998;

      o Eddins-Walcher Oil Company ("EWC"), a company engaged in the distribution of fuel, lubricants and propane in the West Texas market since 1937, which was acquired by United Fuel in July 2000; and

      o Three D Oil Company, Inc. ("3D"), a company engaged in the sale and distribution of diesel, gasoline and lubricants in East Texas and a portion of bordering states, which was acquired by United Fuel in October 2001.

      The operations of Frank's Fuels were consolidated with those of EWC following United Fuel's acquisition of EWC. We intend to continue to expand our business through strategic acquisitions. We are currently considering and engaged in discussions with respect to several acquisitions; however, we have not entered into any definitive agreement to acquire any company at this time.

      Through our wholly owned subsidiaries, EWC and 3D, we currently engage in the following activities:

      o     Card-lock operation (unattended re-fueling of commercial vehicles).

      o     Wholesale fuels and lubricants (to commercial customers).

      o     Propane distribution (to commercial and residential users).

      EWC is engaged in the distribution of fuel, propane and lubricants in the West Texas and Eastern New Mexico markets. EWC's product sales for 2003 were approximately 105 million gallons, which were split between bulk fuel (48%), card locks (38%), propane (10%), and lubricants and chemicals (4%). Its product sales are distributed in two primary markets; West Texas (75%) and Eastern New Mexico (25%). Its markets in order of significance are oil and gas drilling rigs and energy service companies, commercial and industrial, residential propane and agricultural. During 2003, EWC's sales represented approximately 90% of our consolidated sales.

      3D is primarily engaged in the distribution of diesel, gasoline, and lubricants, with some chemical sales, in the East Texas region. The geographic coverage of 3D's sales operations spans East Texas and the bordering states within 100 miles of Kilgore, Texas. 3D is a major distributor of Shell products. 3D's product sales for 2003 were approximately 12 million gallons. During 2003, 3D's sales represented approximately 10% of our consolidated sales.

      We conduct our operations through 14 branch locations, 51 public card-lock (unattended) fuel sites and 7 private card-lock sites. As of December 31, 2004, we had 211 employees, of whom 12 were part-time. Our principal executive office is located at 405 N. Marienfeld, Midland, Texas 79701 and our telephone number is (432) 571-8000.

      Competition

      The fuel and lubricants distribution business is highly competitive. We face competition from competitors who are both larger and smaller than us. Larger competitors may have substantially greater financial resources than us, which may provide them with some competitive advantages. Some of the advantages of these larger competitors are (i) a greater ability to secure credit from lenders and suppliers and capital from the market place, which could allow them greater buying power with suppliers and greater capital for acquisitions; (ii) the ability to obtain price and volume advantages from suppliers enabling them to be more price competitive; (iii) a more geographically diverse network of locations to better take advantage of supply and demand of products at various locations and to provide a buffer against localized soft economic conditions; and (iv) the ability to enhance or develop technology. Smaller competitors in certain of our market areas, which may have lower infrastructure or overhead costs than us, may seek to gain market share by offering lower prices for their products. The principal bases on which we compete are the reliability and quality of service, responsiveness to customer needs, the price of products, the location of facilities, and the availability of the products. We believe we are, and will continue to improve on becoming more competitive in our market areas as a result of the following: (1) EWC has been in business for approximately 67 years and during that time has built a reputation for the timely delivery of the product ordered, upon which our customers have come to rely; (2) a highly professional, well trained and courteous staff of employees who are on call 24 hours a day, seven days a week to meet the needs of our customers; (3) our relationships with our principal suppliers and the significance of our competitive position in its market areas allow us to provide competitive pricing; (4) we have 14 branch locations and 57 card lock sites that are strategically located, are built to accommodate the largest possible trucks that our customers utilize in their fleets, are equipped for fast fueling of larger fuel tanks and are situated in the market areas necessary to meet the needs of our customers; (5) our relationship with our principal suppliers allows us to provide the products requested by our customers and the maintenance and operation of rolling stock specially designed to meet customer needs provides for the timely, cost effective and safe delivery of those products to the customer; and (6) our relationship with our primary customers affords us the opportunity for ongoing communication that provides some information about what our competitors are attempting to offer their customers.

      Environmental Matters

      We are subject to various federal, state and local environmental laws and regulations related to our business, which are subject to change from time to time and could affect our operations. Future expenditures, if any, related to compliance with these environmental laws and regulations cannot be reasonably determined due to, among other things, the speculative nature of remediation and clean up cost estimates and methods. We cannot provide assurance that future compliance with such laws and regulations and any potential costs related thereto will not have a material adverse effect on our business, financial condition or results of operations. However, we have not been notified that we have violated any of these environmental laws and regulations in any material respect, or that we have incurred any material liability thereunder. The remediation of environmental contamination at our sites is either (i) included in state funds for which the state has the direction and control of remediation efforts (and for which we have not been determined to bear responsibility), or
(ii) substantially covered by insurance. We have two types of tanks which are described in detail below:

      (1) Above ground tanks, which are not insured under our environmental insurance policies. Proactive measures are taken to safeguard against possible leaks or spills by the building of containment areas around these above ground tanks. United Fuel believes it is not necessary to insure these tanks since they are in locations that allow our employees to visually inspect them and, because they are in containment areas, should a spill be detected we have sufficient time to remove any spilled products before they enter the groundsoil.

      (2) Under ground tanks, which we do insure, subject to a deductible per occurrence, are inspected and tested as required by federal and state regulations. Furthermore, the products stored in these tanks are inventoried by electronic devices and reconciled on a regular basis, which also affords us the ability to monitor inventory variances which could be caused by a leak. As noted above, we are not aware of any material non-compliance with regulations at this time and continue to manage our monitoring programs.

      We also maintain a general liability policy and an umbrella policy that protects us against possible spills due to accidents or mishaps at our customers' locations. We believe this to be sufficient since no business is conducted near any waterways or densely populated areas. Should we begin to conduct business in any of these areas we would review our insurance policies and assess the increased risk.

      Capitalization

      We have two classes of equity securities authorized: (i) 55,000,000 shares of common stock, par value $.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share. As of February 8, 2005, after giving effect to the Reverse Stock Split, the issuance of the shares in the Merger and the issuance of shares upon the conversion of the Note, we had 11,254,457 shares of common stock outstanding, subject to increase with respect to shares issued in lieu of fractional shares resulting from the Reverse Stock Split. As of February 8, 2005, we had no shares of preferred stock outstanding.

      Selected Financial Information

      The following table sets forth selected financial data for United Fuel and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical information should be read in conjunction with United Fuel's consolidated financial statements and the notes thereto included filed as Exhibits to this Form 8-K. The historical results are not necessarily indicative of our future operations or financial results.


                                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                      ------------------------------------------------    ---------    ---------
STATEMENT OF OPERATIONS DATA:           2003          2002         2001         2000         2004        2003
                                      ---------    ---------    ---------    ---------    ---------    ---------
                                                     (IN                    (UNAUDITED)        (UNAUDITED)
                                                   THOUSANDS)
Revenues
        Sales .....................   $ 143,816    $ 119,195    $ 152,465    $  89,459    $ 126,472    $ 108,725
        Other .....................       2,529        1,896        1,346          410        2,118        1,799
                                      ---------    ---------    ---------    ---------    ---------    ---------
          Total revenues ..........     146,345      121,091      153,811       89,869      128,590      110,524
                                      ---------    ---------    ---------    ---------    ---------    ---------
Cost of Sales .....................     121,657       98,909      126,740       74,293      109,545       92,038
                                      ---------    ---------    ---------    ---------    ---------    ---------
Gross Profit ......................      24,688       22,182       27,071       15,576       19,045       18,486

Selling, general and administrative
expenses ..........................      21,070       22,087       21,665       12,741       16,414       15,804
                                      ---------    ---------    ---------    ---------    ---------    ---------
Earnings from operations ..........       3,618           95        5,406        2,835        2,631        2,682

Other income (expense)
        Other income ..............         141          113           --           85          109          128
        Interest expense ..........      (1,960)      (1,885)      (2,484)      (1,746)      (1,420)      (1,504)
        Amortization of debt
        issuance costs ............        (774)        (314)        (258)                     (453)        (581)
        Gain (loss) on disposal of
        assets ....................          22          (43)          16           (3)         (14)           3
        Other .....................          --           --           --           --         (192)          --
                                      ---------    ---------    ---------    ---------    ---------    ---------
          Total other income
        (expense) .................      (2,571)      (2,129)      (2,726)      (1,664)      (1,970)      (1,954)
                                      ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes .       1,047       (2,034)       2,680        1,171          661          728
Income tax expense (benefit) ......         458         (637)         934          404          240          277
                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Income (Loss) .................   $     589    $  (1,397)   $   1,746    $     767    $     421    $     451
                                      =========    =========    =========    =========    =========    =========

BALANCE SHEET DATA:
Working Capital ...................   $ (11,460)   $  17,269    $   1,865    $   4,643    $  25,632    $ (10,224)
Total Assets ......................      44,794       42,557       42,059       43,788       53,114       44,274
Long term debt, less current
maturities ........................       1,004       29,547       13,413       13,765       35,391        1,924
Stockholders' Equity ..............       1,778        1,189        2,586          840        3,985        1,640

      Management's Discussion and Analysis of Financial Condition and Results of Operations

      This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the accompanying United Fuel consolidated financial statements and related notes thereto filed as Exhibits to this Form 8-K.

      Forward-Looking Statements

      The statements in this discussion that are not historical facts are "forward-looking statements" within the meaning of Section 21(E) of the Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue", the negative forms thereof, or similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words or expressions. Forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by forward-looking statements depending on a variety of important factors, including, but not limited to, weather, levels of oil and gas drilling and general industrial activity in our area of operations, the price of our products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, and other risks and uncertainties. With respect to forward-looking statements in this discussion, we claim the protection of the safe harbor for forward-looking statements contained in the Exchange Act. We are not undertaking to update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

      Overview

      The terrorist events of September 11, 2001 had a significant negative effect on our business, primarily related to a reduction in oil and gas drilling and energy service company activities in our market areas. By mid-2002, drilling activity had fallen to approximately 50% of 2001 levels. We embarked on a major operating reorganization in 2002 as it became apparent that activity was not going to return to early 2001 levels. The reorganization included closing marginal locations and consolidating branches within reasonable geographic regions to enable us to continue to service the majority of the region but significantly reduce our operating costs. Employee levels were reduced at all remaining locations to minimum levels. Wage rates were also reduced. Over a period of twelve months, we reduced our workforce by approximately 1/3 and closed 13 facilities. In addition, our fleet of delivery vehicles was revamped to provide for more efficient distribution and delivery of our products. The effects of the reorganization and cost reduction measures began to materialize in late 2002. Overall, the reorganization resulted in significantly reduced labor, transportation, storage and handling costs and resulted in a reduction in operating expenses of over $400,000 per month.

      The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases occur in the cost of fuel and lubricant products, we may not be able to pass on these increases through timely price increases to our customers. The timing of passing these costs through to our customers can significantly affect our margins. In addition, significant price increases in our products increase the amount that we must finance under our revolving line of credit, thereby reducing the amount of funds otherwise available under our revolving line of credit. The effect of lower crude oil prices, after the sale for a short time of higher priced inventory on hand at the time of the price decrease, reduces the cost of the products which, in turn, improves profit margins and reduces borrowing needs. Most of our debt is subject to interest at floating rates. As a result, our interest costs associated with this debt may fluctuate.

      Results of Operations

      Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

      Revenues. Revenues increased by $18,066,000, or 16%, during the nine months ended September 30, 2004, compared to the corresponding period in 2003. This increase was driven primarily by continued price increases that were offset by a small decrease in sale volumes. Selling prices for refined fuels increased approximately 17%, which accounted for an increase of approximately $19.1 million, due principally to increases in crude oil prices. Sales volumes decreased approximately 1% which is primarily attributable to the closure of two retail outlets and an intentional reduction in bid and other low margin sales.

      Cost of sales and gross profit. Cost of sales increased by $17,507,000, or 19%, during the nine months ended September 30, 2004 due primarily to continued increases in crude oil prices. Gross profit increased by $559,000, or 3%, to $19,045,000 in 2004 from $18,486,000 in 2003. Our gross profit as a percentage of sales decreased to 14.8% in 2004 from 16.7% 2003. The decrease in this percentage reflects the impact of our following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on the company's cost of product. Because of the continued increase in product prices during 2004, our gross profit as a percentage of sales declined while at the same time we were able to increase our gross profit per gallon by 2.7%.

      Operating expenses. Operating expenses, of which the majority are fixed costs, remained relatively unchanged in 2004 from 2003. However, as a percentage of sales, operating expenses declined to 6.6% from 7.9%.

      General and administrative expenses. General and administrative expenses increased $1,082,000, or 15% in 2004 from 2003. As a percentage of gross profit, general and administrative expenses increased to 36.4% in 2004 from 31.6% in 2003. Approximately $450,000 of this increase is due to increased network transaction fees for processing transactions at company cardlock sites. These recurring fees are the result of us expanding our cardlock business by joining a nationwide fuel-card network in place of using our local proprietary card. Increases in professional fees, travel and entertainment expenses contributed to the remaining increase, which were mainly associated with our efforts to raise equity capital and position ourselves for the Merger described in Item 2.01. These expenses are non-recurring; however, now that the Merger is completed, we expect that our general and administrative expenses will increase as a result of complying with the additional regulatory requirements of being a public company with operations.

      Depreciation. Depreciation expense declined $196,000 in 2004 from 2003 due primarily to a late 2003 cumulative adjustment of previously estimated amounts.

      Interest. Interest expense was $1,420,000 and $1,504,000 in 2004 and 2003, respectively. The average amounts of applicable interest bearing debt during the nine months ended September 30, 2004 and 2003 were $33,797,000 and $31,789,000, respectively. The increase in indebtedness is primarily attributable to the higher cost of products. The additional interest expense from the increased debt was more than offset by a lower effective annualized interest rate of 5.6% for 2004 compared to 6.3% for 2003.

      Other Expense. In July 2004 United Fuel entered into a Restricted Stock Agreement with Scott Heller whereby he was issued 865,000 shares of common stock of United Fuel, representing 10% of the outstanding common stock of United Fuel prior to an amendment to its articles of incorporation. The shares were vested 50% at date of issuance, 25% in six months and the remaining 25% in one year. Other expense in 2004 reflects a charge of $192,000 for this transaction.

      Net Income. As a result of a combination of the factors described above, our net income decreased by 6.7% to $421,000 for the nine months ended September 30, 2004 from $451,000 for the corresponding period in 2003.

      Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenues. Revenues increased by $25,254,000, or 21%, during the year ended December 31, 2003 compared to the year ended December 31, 2002. This increase was driven by a combination of price and volume price factors. Selling prices for refined fuels increased approximately 15%, which accounted for approximately $18,000,000 of the increase, due primarily to increases in crude oil prices. The remaining increase is primarily the result of increased sales volumes that are mainly due to increased drilling and related activity in our market areas. Our sales volumes during 2002 were depressed due to decreased drilling activity during 2002 in the wake of the terrorist activities on September 11, 2001.

      Cost of sales and gross profit. Cost of sales increased $22,748,000, or 23%, during 2003 due to the same price and volume factors discussed in Revenues above. Gross profit increased by $2,506,000, or 11%, to $24,688,000 in 2003 from $22,182,000 in 2002. Our gross profit as a percentage of sales decreased to 16.9% in 2003 from 18.3% in 2002. The decrease in this percentage reflects the impact of us following the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on our cost of product. Because of the significant increase in product prices during 2003, our gross profit as a percentage of sales declined while at the same time we were able to increase our gross profit per gallon by 3.5%.

      Operating expenses. Operating expenses increased $502,000, or 4% in 2003 from 2002. The increased expenses are primarily the result of volume growth and related variable expenses in 2003 and increased workers' compensation insurance expenses. As a percentage of sales, operating expenses declined to 8.1% in 2003 from 9.3% in 2002, providing an increase in profits due primarily to the restructuring implemented in 2002.

      General and administrative expenses. General and administrative expenses were reduced $1,336,000, or 15%, in 2003 from 2002. As a percentage of sales, general and administrative expenses declined to 5.4% in 2003 from 7.6% in 2002. The closing and consolidation of several operating branches during the restructuring in late 2002 and early 2003 and other restructuring initiatives contributed to this reduction. The other major factor contributing to the reduction is a significant decrease in health insurance expense caused by modifications made to our insurance plan in October 2002 and better claims experience during 2003.

      Depreciation. Depreciation expense declined by $184,000 in 2003 from 2002 due primarily to us continuing to use assets that had reached their original depreciable lives.

      Interest expense. Interest expense was $1,960,000 and $1,885,000 in 2003 and 2002, respectively. The average outstanding amounts of applicable interest bearing debt in 2003 and 2002 were $31,705,000 and $29,608,000, respectively. The increase in outstanding indebtedness is primarily attributable to the higher cost of products. The additional interest expense from the increased debt was partially offset by a lower effective annualized interest rate of 6.2% in 2003 compared to 6.5% in 2002.

      Amortization. Amortization of debt issue costs was $774,000 and $313,000 in 2003 and 2002, respectively. The increase was due primarily to the amortization of costs associated with certain debt refinancing in 2003.

      Net Income. As a result of a combination of the factors described above, primarily the increase in sales volume and the benefits of our restructuring, our net income increased by $1,986,000 to net income of $589,000 for 2003 from a net loss of $1,397,000 for 2002.

      Year Ended December 31, 2002 Compared to Year ended December 31, 2001

      General. The terrorist events of September 11, 2001 had a significant negative effect on our business, primarily as a result of a reduction in oil and gas drilling and maintenance activities in our market area. By mid-2002, drilling activity had fallen to approximately 50% of 2001 levels. The average number of active drilling rigs in our market area fell approximately 40% in calendar 2002 from 2001. We embarked on a major operating reorganization in mid 2002 as it became apparent that activity was not going to return to early 2001 levels. The reorganization included closing marginal locations and consolidating branches within reasonable geographic regions to enable us to continue to service the majority of the region but significantly reduce our operating costs. The effects of the reorganization and cost reduction measures did not begin to materialize until late 2002. United Fuel acquired 3D in October 2001. Consolidated results of operations include those of 3D for three months in 2001 and twelve months in 2002.

      Revenues. Revenues decreased by $32,720,000, or 21%, in 2002 from revenues during 2001. This decrease is despite incremental 3D sales in 2002 of $8,389,000. The decrease is driven by both price and volume price factors. Selling prices for refined fuels decreased approximately 6%, which accounted for approximately $7,700,000 of the decrease, and was due primarily to decreases in crude oil prices. The remaining decrease is primarily the result of decreased sales volumes that are mainly due to decreased drilling and related activity in our market area.

      Cost of sales and gross profit. Cost of sales decreased $27,831,000, or 22% due to the same price and volume factors discussed in the preceding paragraph. Gross profits of $22,182,000 in 2002 and $27,071,000 in 2001 were 18.3% and 17.6% of sales in 2001 and 2001, respectively, which resulted in a gross profit decrease of $4,889,000, or 18%. Again, the gross profit decrease is despite incremental gross profits of 3D of $1,289,000. We follow the general industry practice of pricing refined product sales based on a cents per gallon markup rather than a percentage markup on our cost of product. The market factors discussed above resulted in gross margin per gallon falling 5.3% in 2002.

      Expenses. Expenses increased $422,000, or 1.9%, in 2002 from 2001. Incremental 3D expenses in 2002 were $1,123,000. Significant increases in health insurance costs, professional fees and bad debts more than offset wage and other expenses that decreased as a result of the decreased volume.

      Interest expense. Interest expense decreased $600,000, or 24%, in 2002 due primarily to decreases in the prime interest rate. The average amounts of applicable interest bearing debt in 2002 and 2001 were $29,608,000 and $30,509,000, respectively. The effective annualized interest rate in 2002 was 6.5% compared to 8.1% in 2002.

      Liquidity and Capital Resources

      General

      The terrorist events of September 11, 2001 had a significant negative effect on our business, primarily as a result of a reduction in oil and gas drilling and maintenance activities in our market area. In addition, the cost of our products is largely dependent of the price of crude oil. Sudden and significant increases in the cost of fuel and lubricant products may result in us not being able to pass these costs through to our customers on a timely basis and could have a negative impact on our margins of profit. Most of our debt is subject to interest at floating rates and as a result increases in interest rates will have a negative effect on our costs of borrowed funds and profit margin. These factors have and will continue to have a material impact on our operating, investing and financing cash flows.

      Net Cash Used In Operating Activities

      Net cash provided by operating activities increased by $3,943,000 to $2,855,000 for the year ended December 31, 2003, compared to net cash used in operating activities of $1,088,000 for the year ended December 31,2002, which was a decrease of $8,323,000 from net cash provided by operating activities of $7,235,000 for the year ended December 31, 2001. The increase in 2003 compared to 2002 was due primarily to an increase in net earnings of $1,986,000 and an increase in accounts receivable of $2,180,000, offset by various other increases and decreases. We returned to profitability in 2003 from a loss in 2002 and the increase in accounts receivable is partly due to a 21% increase in revenues. The decrease in 2002 compared to 2001 was primarily due to the terrorist events of September 11, 2001 and the related reduction in our business and activities as discussed elsewhere herein. Net cash used in operating activities for the nine months ended September 30, 2004 increased to $4.5 million compared to $1.9 million provided for the corresponding 2003 period. The primary reason for the increase was an increase in accounts receivable, partially offset by an increase in accounts payable, both of which were results of significant increases in the cost of our products. Accounts receivable increased $7,892,000 or 36% from December 31, 2003 to September 30, 2004. Selling prices increased 33% for the two-month period ended September 30, 2004 (the primary period for which receivables were outstanding as of September 30, 2004) compared to the two-month period ended December 31, 2003 (the primary period for which receivables were outstanding as of December 31, 2003). The number of days sales outstanding in accounts receivable was 57 days at December 31, 2003 compared to 58 days at September 30, 2004. Accounts payable increased $2,797,000 or 38% from December 31, 2003 to September 30, 2004. Because we are required to pay our major suppliers on an expedited basis for products purchased (generally 10 to 15 days), during a period of increasing costs we fund a higher amount of product costs through credit sales until we are able to collect the higher price for products from our customers.

      Net Cash Used in Investing Activities

      Net cash used in investing activities increased by $700,000 to $1,511,000 for the year ended December 31, 2003, compared to $811,000 for the year ended December 31, 2002, which was a decrease of $2,713,000 from cash used in investing activities of $3,524,000 for the year ended December 31, 2001. Net cash used in investing activities for the nine months ended September 30, 2004 decreased to $700,000 from $800,000 for the nine month period ended September 30, 2003. The primary use of funds for all periods was capital expenditures, partially offset by proceeds from the sale of assets. The significant decrease in funds used in 2002 compared to 2001 was due to the reduction in spending on capital expenditures due to the decrease in our business and activities as discussed elsewhere herein.

      Net Cash Provided by Financing Activities

      Net cash used in financing activities decreased by $2,189,000 to $448,000 for the year ended December 31, 2003, compared to net cash provided by financing activities of $1,741,000 for the year ended December 31, 2002, which was an increase in cash provided by financing activities of $6,226,000 from $4,485,000 used in financing activities for the year ended December 31, 2001. The decrease in 2003 compared to 2002 was due primarily to a reduction of borrowings offset partially by a reduction in repayments. The increase in 2002 compared to 2001 was due primarily to an increase in borrowings. Net cash provided by financing activities for the nine months ended September 30, 2004 was $5,027,000, compared to $903,000 used in 2003, which was the result of borrowings, net of repayments, primarily under our revolving line of credit and the proceeds from the sale of preferred stock. The funds were used in part to fund our general corporate purposes due to the increases in accounts receivable that resulted from significant increases in the cost of our products as described above and to reduce the balance on the Revolver.

      Capital Sources

      Funding for our business activities has historically been provided by cash flow from operations, short-term and long-term lender financings, capital and operating lease arrangements and the sale of assets in the ordinary course of business.

      We currently have three credit facilities: a revolving line of credit (the "Revolver"), a term loan with a current balance of $5.5 million (the "Term Loan"), and a term loan with a current balance of approximately $1.4 million (the "3D Term Loan"). In November 2004 we entered into amendments to the Revolver and the 3D Term Loan which, among other things, extended the maturities of these obligations for three and five years respectively. We also entered into the Term Loan, which has a maturity of five years, during November 2004.

      The Revolver provides for borrowing of the lesser of a borrowing base, as defined, or $35,000,000. The maturity date of the Revolver is September 30, 2007. The interest rate under the Revolver is prime plus 0.5% or libor plus 3.0%, at our option, (effective interest rate at December 31, 2004 was 5.8%) and is payable monthly. The Revolver is secured by substantially all of the assets of United Fuel, certain guaranties and certain life insurance policies and contains certain financial covenants, including a minimum collateral availability covenant. As of December 31, 2004, $30.9 million was borrowed under the Revolver. United Fuel is in compliance with the covenant requirements of the Revolver.

      The Term Loan had a principal balance of $5.4 million as of December 31, 2004 and has a maturity date of November 1, 2009. The interest rate of the Term Loan is prime (as defined) plus 1.5% (or 2.0% if a certain net worth requirement is not met). Interest on the Term Loan is payable monthly, and principal payments of $65,500 per month are required beginning December 1, 2004, with the balance due at maturity. The Term Loan is secured by a first lien on certain assets of EWC, including but not limited to, equipment (excluding rolling stock), real estate, storage tanks and certain guaranties, including the personal guarantee of our principal stockholder. The Term Loan provides for certain financial covenants including the maintenance of a current ratio and net worth requirements. We are in compliance with the covenant requirements of the Term Loan.

      The 3D Term Loan had a principal balance of $1.4 million at December 31, 2004 and has a maturity date of October 10, 2009. The interest rate for the 3D Term Loan is the greater of 6% or prime plus 1%. Principal and interest in the amount of $13,947 is payable monthly with the balance due at maturity. The 3D Term Loan is secured by property, plant and equipment of 3D and contains certain financial covenants. We are in compliance with the covenant requirements of the 3D Term Loan.

      The Term Loan was funded in November 2004, and approximately $3,300,000 of the proceeds from the Term Note was used to pay in full the amount of a term note with another bank which had matured on September 30, 2004. The balance of the proceeds from the Term Loan was used to reduce the balance on the Revolver. The Revolver and 3D Term Loan were both amended and extended in November 2004 and, prior to their extension, had maturity dates of September 30, 2004 and October 10, 2004, respectively. Because of their maturity dates prior to the amendments in November 2004, all of the debt represented by the Revolver, the 3D Term Loan and the prior loan that has been paid off was classified as a current liability at December 31, 2003. At September 30, 2004, based upon the amendments in November 2004, such debt has been classified as long-term debt.

      In August, November and December 2004, United Fuel issued an aggregate of 1,250,000 shares of Preferred Stock for gross proceeds of $2,500,000 pursuant to an exempt private offering to accredited investors (the "Offering"). The proceeds from the Offering may be used for working capital and general corporate purposes, including without limitation, for such acquisitions as we may consider from time to time. The proceeds from the Offering were initially used to reduce the balance on the Revolver.

      Part of our business plan is to grow our business through acquisitions. We are in discussions with two potential targets and are in the process of negotiating a definitive agreement with one of those targets. We can make no assurances that we will be able to consummate those or any other acquisitions. Any acquisitions will require additional financing and/or equity capital and will be dependent upon the availability of financing arrangements and capital at the time. Of the two transactions currently being discussed, the acquisition with respect to which a definitive agreement is currently being negotiated would be for consideration consisting of cash and a promissory note and the other would be for consideration consisting of cash, common stock and a promissory note. We expect to obtain any cash required to fund those acquisitions with a combination of borrowings under the Revolver and from the issuance of securities. Our plan for acquisitions is that the assets of each acquired business will be accretive to the borrowing base for the Revolver and enable us to fund such requirements through a combination of the Revolver, seller financing and the issuance of common stock. We believe that because we are a reporting entity subject to the requirements of the Securities Act of 1934, we will have better access to capital markets and financings and the market for our stock will enhance our ability to use our stock as consideration in acquisitions.

      Capital Expenditures

      During the nine months ended September 30, 2004 we had capital expenditures of approximately $717,000, which were incurred for the purchase of a combination of vehicles, equipment and computerized equipment on our cardlock sites. We expect capital expenditures for 2004 to be approximately $1.0 million and such expenditures were funded from a combination of cash flow from operations, borrowings and capital leasing arrangements.

      Quantitative and Qualitative Disclosures about Market Risk

      Market Risk

      The cost of our products is largely dependent on the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond our control. When sudden and significant increases in the cost of fuel and lubricant products occur, we may not be able to pass on these increases through timely price increases to our customers. The timing of the passing of these costs through to our customers can significantly affect our margins. We do not have any hedging transactions in place to reduce the effect of price volatility of our product costs.

      Interest Rate Risk

      The Revolver, Term Loan and 3D Term Loan are subject to interest at floating rates above the prime rate (as defined) and libor. As a result, our interest costs associated with this debt may fluctuate. At December 31, 2004, we had approximately $37.8 million of debt subject to floating rates of interest. An increase of 100 basis points from the December 31, 2004 rates would increase our interest expense by approximately $378,000 per year. We do not have any interest rate swaps in place to reduce the effect of increases in interest rates.

      Dividends

      We have not paid any cash dividends on our common stock or preferred stock and do not expect to do so in the foreseeable future. We anticipate that any earnings generated from current and future operations will be used to finance our operations. In addition, the terms of our credit facilities prohibit us from declaring and paying dividends.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      (a) Financial Statements:

            (1) The Consolidated Balance Sheets as of December 31, 2003 and 2002, Consolidated Statements of Operations and Retained Earnings for the years ended December 31, 2003, 2002 and 2001, Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001, and Notes to Consolidated Financial Statements of United Fuel & Energy Corporation and its subsidiaries filed as Exhibit 99.1 are incorporated herein by reference.

            (2) The Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003, Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003 (unaudited), Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited), and Notes to Interim Consolidated Financial Statements (unaudited) of United Fuel & Energy Corporation and its subsidiaries filed as Exhibit 99.2 are incorporated herein by reference.

      (b) The Pro Forma Condensed Balance Sheet as of September 30, 2004 and Pro Forma Condensed Statement of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004, together with the related notes thereto, filed as Exhibit 99.3 are incorporated herein by reference.

      (c) The following exhibits are filed as part of this Report:


Exhibit Number                           Exhibit Name
--------------                           ------------

   Exhibit 2.1 Agreement and Plan of Merger, dated as of August 6, 2004, among the registrant, the Merger Sub and United Fuel, as amended by Amendment to Agreement and Plan of Merger, dated as of February 7, 2005, among the registrant, the Merger Sub and United Fuel

   Exhibit 99.1 Consolidated Balance Sheets as of December 31, 2003 and 2002, Consolidated Statements of Operations and Retained Earnings for the years ended December 31, 2003, 2002 and 2001, Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001, and Notes to Consolidated Financial Statements of United Fuel & Energy Corporation and its subsidiaries

   Exhibit 99.2 Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003, Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003 (unaudited), Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited), and Notes to Interim Consolidated Financial Statements (unaudited) of United Fuel & Energy Corporation and its subsidiaries

   Exhibit 99.3 Pro Forma Condensed Balance Sheet as of September 30, 2004 and Pro Forma Condensed Statement of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004, together with related notes thereto

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 9, 2005            UNITED FUEL & ENERGY CORPORATION


                                    By:  /s/ Scott Heller
                                    ---------------------------------
                                    Name:  Scott Heller
                                    Title: President and Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit Number                                 Exhibit Name                                    Location
--------------                                 ------------                                    --------
   Exhibit 2.1          Agreement and Plan of Merger, dated as of August 6,               Filed herewith
                        2004, among the registrant, the Merger Sub and United
                        Fuel, as amended by Amendment to Agreement and Plan of
                        Merger, dated as of February 7, 2005, among the
                        registrant, the Merger Sub and United Fuel

   Exhibit 99.1         Consolidated Balance Sheets as of December 31, 2003 and           Filed herewith
                        2002, Consolidated Statements of Operations and Retained
                        Earnings for the years ended December 31, 2003, 2002 and
                        2001, Consolidated Statements of Cash Flows for the
                        years ended December 31, 2003, 2002 and 2001, and Notes
                        to Consolidated Financial Statements of United Fuel &
                        Energy Corporation and its subsidiaries

   Exhibit 99.2         Consolidated Balance Sheets as of September 30, 2004              Filed herewith
                        (unaudited) and December 31, 2003, Consolidated
                        Statements of Operations for the nine months ended
                        September 30, 2004 and 2003 (unaudited), Consolidated
                        Statements of Cash Flows for the nine months ended
                        September 30, 2004 and 2003 (unaudited), and Notes to
                        Interim Consolidated Financial Statements (unaudited) of
                        United Fuel & Energy Corporation and its subsidiaries

   Exhibit 99.3         Pro Forma Condensed Balance Sheet as of September 30,             Filed herewith
                        2004 and Pro Forma Condensed Statement of Operations for
                        the year ended December 31, 2003 and the nine months
                        ended September 30, 2004, together with related notes
                        thereto